Quest Solution Reports Progress on Turnaround Plan

And Fiscal Year 2017 Results

EUGENE, OR., May 8, 2018 — Quest Solution, Inc. (OTCQB: QUES), a specialty systems integrator focused on field and supply chain mobility announced progress on its turnaround plan and its financial results for the year ended December 31, 2017.

Highlights

Turnaround

●	Total operating expenses decreased $1M to $12.2M for year ended December 31, 2017, a $1.1 saving following the execution of August 2017 turnaround plan.
●	Efficiency steps including consolidation of operations and a 44% reduction in headcount partially impacted 2017 and will have a full impact on 2018 results.
●	$15.4M of debt was eliminated by settlement agreements; Minimal potential dilution of up to 15% of the Company shares.
●	Shareholders’ Equity as of December 31, 2017 improved by $13.6M to a deficit of $1.2 compared to a deficit of $14.8M in 2016.
●	Total liabilities as of December 31, 2017 decreased by over $20 million.

Financial Results:

●	Net cash provided from operations increased to $7.5M in fiscal year 2017 from $5.7M in 2016.
●	Revenue for 2017 was $54.5M down from $60M in 2016 due to a discharge of non-profitable business.
●	Adjusted EBITDA plus Stock Based Compensation for Fiscal Year 2017 increased by 78% to $1.78M
●	Net loss from Continuous Operations decreased from $7.5M in fiscal year 2016 to $2.4 in Fiscal Year 2017.
●	Approximately $12M decrease in Net loss attributable to the common stockholders from $14.2M ($0.4 per share) to $2.1 ($0.06 per share).

For the year ended December 31, 2017, Quest reported revenues of $54.5 million, compared to $60.0 million in the comparable 2016 period. Gross margin improved slightly to 21% for fiscal 2017 compared to 20% in fiscal 2016, During the year the Company drove a $466,000 or 20% reduction in general and administrative expense and a $457,000 or 5% reduction in salary and benefits. During 2017 the Company expensed $750,745 in non-cash stock based compensation. Excluding the charge for non-cash stock compensation, and over $145K of tax expense included in general and administrative expense, Quest would have achieved operating income for full year 2017. Total operational expenses for 2017 were over $1M less than in 2106. Net loss attributable to the common stockholders improved significantly to $2.1million, or a loss of $0.06 per share, compared to a net loss of $14.2 million, or a loss of $0.40 per share in 2016. Adjusted EBITDA (EBITDA plus Stock Based Compensation) for full year 2017 improved by 78% to $1,780,245, or 3.3% of sales, compared to $977,473, or 1.6% of sales for the previous year.

Shai Lustgarten, CEO, commented, “In July 2017, a new board of directors was elected to Quest Solution. The Board and new management team inherited a business with excellent customers and a strong reputation in the supply chain sector. We also inherited an extremely weak balance sheet, a consistent history of operating losses and the consequences of an acquisition that resulted in million of dollars of losses which coupled with these historic losses resulted in a $14M Shareholders Equity deficit. Management has initiated an aggressive turnaround plan including actions to drive a return to profitability, generate positive cash flow and improve the Company’s financial strength by negotiating with noteholders a settlement on their approximately $18M worth of notes. The plan also includes the addition of new technologies to our product offerings, and increasing margins and differentiating ourselves from our competitors. We have implemented efficiency measures by consolidating operations, cutting our headcount by approximately 36% and instituting other operational costs that favorably impacted a portion of the 2017 results. We expect that they will have a full impact on our 2018 financials. Following the close of the quarter, we announced a $15 million reduction of our notes liability. This positive development represents a significant improvement in our financial situation, but resulted in a delay in the release of our financial statements, as we needed to ensure that the transactions were properly accounted for. The combination of our efficiency measures and this meaningful debt reduction have improved Quest’s financial strength and stockholders’ equity, increased cash flow and profitability, and established the foundation for a healthier company going forward.”

“We established clear goals for the turnaround of Quest and have made solid progress against these goals thus far. These goals included:

●	Improving the balance sheet
●	Delivering sustained profitability by realizing efficiencies
●	Improving performance by changing company culture, motivating employees and consolidating operations
●	Adding advanced new technologies to elevate Quest’s profile as a high-tech company offering unique solutions, driving margin improvement and a stronger market position

“We are seeing tremendous opportunities in the evolving and growing markets in which we operate, and we are better positioned today to capitalize on these opportunities. Quest has built a solid base of blue chip customers and we are focused on expanding our customer reach as we continue to increase our capabilities and offerings. We remain focused on developing new and enhanced solutions to improve our competitive positioning with a particular focus on offering higher margin software solutions and services. This is a very exciting time for our Company and we remain dedicated to executing on the initiatives we’ve embarked upon to establish a profitable business with leadership position in the supply chain marketplace. I would like to thank our great team of employees, consultants and customers who have enabled us to execute this plan for the benefit of our shareholders.”

Please refer to the financial tables included below for a reconciliation of generally accepted accounting principles in the United States (“GAAP”) to non-GAAP financial results. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results.

About Quest Solution, Inc.

Quest Solution is a Specialty Systems Integrator focused on Field and Supply Chain Mobility. We are also a manufacturer and distributor of consumables (labels, tags, and ribbons), RFID solutions, and barcoding printers. Founded in 1994, Quest is headquartered in Eugene, Oregon, with offices in the United States.

Rated in the Top 1% of global solution providers, Quest specializes in the design, deployment and management of enterprise mobility solutions including Automatic Identification and Data Capture (AIDC), Mobile Cloud Analytics, RFID (Radio Frequency Identification), and proprietary Mobility software. Our mobility products and services offering is designed to identify, track, trace, share and connect data to enterprise systems such as CRM or ERP solutions. Our customers are leading Fortune 500 companies from several sectors including manufacturing, retail, distribution, food / beverage, transportation and logistics, health care and chemicals / gas / oil.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc.’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, risks related to the sale of Quest Solution Canada Inc. to Viascan Group Inc. and other information that may be detailed from time-to-time in Quest Solution Inc.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Financial Tables Follow

QUEST SOLUTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(AUDITED)

	For the twelve months
	ending December 31,
	2017	2016
Revenues
Total Revenues	54,458,845	60,047,124

Cost of goods sold
Cost of goods sold	43,089,210	47,952,579

Gross profit	11,369,635	12,094,545

Operating expenses
General and administrative	1,713,791	2,327,889
Salary and employee benefits	7,951,970	8,409,223
Depreciation and amortization	1,762,937	1,792,326
Professional fees	674,374	754,411
Other operating expenses	145,056	-
Total operating expenses	12,248,128	13,283,849

Income (loss) from operations	(878,493)	(1,189,304)

Other income (expenses):
Gain on intangible	-	-
Write-off of other assets	(10)	(450,000)
Gain on extinguishment of other liabilities	-	150,000
Interest expense	(1,555,350)	(4,531,263)
Restructuring expense	(26,880)	(544,941)
Gain on foreign currency	-	129,589
Other (expenses) income	29,560	11,001
Total other expense	(1,559,233)	(5,235,614)

Net Loss Before Income Taxes	(2,431,175)	(6,424,918)

(Provision) benefit for Income Taxes
Current	-	(1,068,352)
Total Benefit for Income Taxes	-	(1,068,352)

Net loss from continuing operations	$(2,431,175)	$(7,493,270)

Net loss from discontinued operations	-	(6,851,875)

Net loss attributable to Quest Solutions Inc.	$(2,431,175)	$(14,345,145)
Less: Preferred stock – Series C dividend	(289,695)	(101,075)

Net loss attributable to the common shareholders	$(2,141,480)	$(14,244,070)

Net loss per share – basic	$(0.06)	$(0.40)
Net loss per share – diluted	$(0.06)	$(0.40)

Net loss per share from continuing operations – basic	$(0.06)	$(0.21)
Net loss per share from continuing operations – diluted	$(0.06)	$(0.21)

Net loss per share from discontinued operations – basic	$-	$(0.19)
Net loss per share from discontinued operations – diluted	$-	$(0.19)

Weighted average number of common shares outstanding – basic and diluted	35,814,751	35,947,523

QUEST SOLUTION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AUDITED)

	Year Ended
	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash	$24,634	$289,479
Restricted Cash	684,610	665,220
Accounts receivable, net	6,387,734	10,589,677
Inventory	439,720	531,593
Prepaid expenses	476,840	272,926
Deferred tax asset, current	-	-
Other current assets	126,187	772,966
Assets held for disposal	-	-
Total current assets	8,139,725	13,121,862

Fixed assets, net	92,803	136,835
Deferred tax asset, non-current	-
Goodwill	10,114,164	10,114,164
Trade name	2,359,481	2,936,481
Intangibles, net	-	-
Customer Relationships, net	5,310,938	6,435,652
Other assets	39,513	47,563
Total assets	$26,056,624	$32,792,557

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$13,239,810	$10,566,066
Accrued interest and liabilities, related party	38,430	-
Line of credit	3,667,417	5,059,292
Advances, related party	-	100,000
Accrued payroll and sales tax	1,531,233	1,829,934
Deferred revenue, net	761,194	879,026
Current portion of note payable	3,429,025	9,782,925
Note payable, related party current	106,500	-
Other current liabilities	121,118	227,932
Liabilities held for disposal	-	-
Total current liabilities	23,894,727	28,445,175

Long term liabilities
Note payable, related party, net of debt discount	3,222,900	17,515,345
Accrued interest and liabilities, related party	165,014	629,238
Long term portion of note payable	130,294	130,294
Deferred revenue, long term	452,024	565,423
Other long term liabilities	439,832	332,270
Total liabilities	27,304,791	47,617,745

Stockholders’ (deficit)
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding as of December 31, 2017 and 2016, respectively	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares and 0 share issued and outstanding as of December 31, 2017 and 2016, respectively	-	-
Series C Preferred stock; $0.001 par value; 15,000,000 shares designated, 4,828,530 and 3,143,530 shares issued and outstanding as of December 31, 2017 and 2016, respectively, liquidation preference of $1 per share and a cumulative dividend of $0.06 per share	4,829	3,144
Common stock; $0.001 par value; 100,000,000 shares authorized; 36,828,371 and 35,095,763 shares issued and outstanding of December 31, 2017 and 2016 respectively	36,828	35,095
Common stock to be repurchased by the Company	(230,490)	(230,490)
Warrants paid-in capital	120,000	-
Additional paid-in capital	34,375,660	18,302,262
Accumulated (deficit)	(35,554,994)	(32,935,199)
Total stockholders’ (deficit)	(1,248,167)	(14,825,188)
Total liabilities and stockholders’ (deficit)	$26,056,624	$32,792,557

QUEST SOLUTION, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(UNAUDITED)

	Year Ended
	December 31, 2017	December 31, 2016

Operating profit	$(878,493)	$(1,189,304)

Depreciation	61,223	90,626

Amortization	1,701,714	1,701,700

Tax expense included in G&A	145,056

EBITDA	1,029,500	603,022

Stock base compensation	750,745	374,451

Adjusted EBITDA	$1,780,245	$977,473

Investor Contact:

John Nesbett/Jen Belodeau

Institutional Marketing Services (IMS)

203.972.9200

jnesbett@institutionalms.com